SHOE CARNIVAL REPORTS FIRST QUARTER FISCAL 2018 FINANCIAL RESULTS
Reports comparable store sales increase of 1.3 percent and raises fiscal year 2018 earnings per diluted share outlook

FOR IMMEDIATE RELEASE

Evansville, Indiana, May 24, 2018 - Shoe Carnival, Inc. (Nasdaq: SCVL) ("the Company"), a leading retailer of moderately priced footwear and accessories, today reported results for the fiscal first quarter ended May 5, 2018.

First Quarter Highlights

	Net sales increased 1.6 percent to $257.4 million compared to the first quarter last year

	Comparable store sales increased 1.3 percent

	Earnings per diluted share increased 72.9 percent to $0.83

	Repurchased 810,613 shares of common stock at a total cost of $19.0 million under share repurchase program

	Inventory was down 1.6 percent on a per-store basis

Cliff Sifford, Shoe Carnival's President and Chief Executive Officer commented, "We are pleased with our start to the year.  Our comparable store sales increase reflects the continuation of a strong athletic and athleisure trend as well as solid sales results from our spring footwear categories, particularly as the weather became warmer later in the first quarter.  These sales results, along with our favorable inventory position and our team's ability to manage expenses, helped us generate a 31 percent increase in operating income.  Based on these results, we are raising both the low and high end of our diluted earnings per share guidance for fiscal year 2018.  We believe we are well-positioned as we move through the year with a compelling assortment of on-trend family footwear at the right price."

First Quarter Financial Results

Net sales of $257.4 million increased 1.6 percent for the first quarter ended May 5, 2018, compared to net sales of $253.4 million for the first quarter ended April 29, 2017.  Comparable store sales for the thirteen-week period ended May 5, 2018 increased 1.3 percent compared to the thirteen-week period ended May 6, 2017.

Gross profit margin for the first quarter of fiscal 2018 increased 150 basis points to 30.0 percent compared to 28.5 percent in the first quarter of fiscal 2017.  Merchandise margin increased 0.7 percent and buying, distribution and occupancy expenses decreased 0.8 percent as a percentage of net sales compared to the first quarter of fiscal 2017.

Selling, general and administrative expenses for the first quarter of fiscal 2018 increased $1.1 million to $60.0 million.  As a percentage of net sales, these expenses remained flat at 23.3 percent compared to the first quarter of fiscal 2017.

Net income for the first quarter of fiscal 2018 was $13.0 million, or $0.83 per diluted share.  For the first quarter of fiscal 2017, the Company reported net income of $8.2 million, or $0.48 per diluted share.

Store Openings and Closings

The Company expects to open approximately three stores and close approximately 20 to 25 stores during fiscal 2018 compared to opening 19 stores and closing 26 stores during fiscal 2017.

Expected store openings and closings by quarter for the fiscal year are as follows:

	New Stores	Store Closings
1st quarter 2018	0	3
2nd quarter 2018	0	1
3rd quarter 2018	3	3
4th quarter 2018	0	13 - 18
Fiscal year 2018	3	20 - 25

Fiscal 2018 Outlook

The Company is updating its fiscal 2018 outlook outlook as follows:
	Net sales to be in the range of $1.013 billion to $1.020 billion, with comparable store sales up low single digits;
	Earnings per diluted share in the range of $1.90 to $2.05. Fiscal 2017 earnings per diluted share were $1.15 and adjusted earnings per diluted share were $1.49.

Conference Call

Today, at 4:30 p.m. Eastern Time, the Company will host a conference call to discuss the first quarter results.  Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com.  While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors.  A replay of the webcast will be available on the Company's website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

Date of Annual Shareholder Meeting

As previously announced, the Company will hold its Annual Meeting of Shareholders on June 14, 2018 at its corporate headquarters located at 7500 East Columbia Street, Evansville, Indiana.

Non-GAAP Adjusted Results

The non-GAAP adjusted results for the full year of fiscal 2017 discussed herein exclude the impact of a gain on insurance proceeds recorded in cost of sales related to hurricane affected stores, non-cash impairment charges for underperforming stores and additional stock-based compensation expense recorded in selling, general and administrative expenses and additional income tax expense associated with the enactment of the U.S. Tax Cuts and Jobs Act of 2017 (the "Tax Act").  These adjusted results are provided to enhance the user's overall understanding of the Company's historical operations and financial performance.  Specifically, the Company believes the adjusted results provide investors with relevant period-to-period comparisons of the Company's core operations.  The unaudited adjusted results are provided in addition to, and not as alternatives for, the Company's reported results determined in accordance with generally accepted accounting principles.  A complete reconciliation of actual results to the adjusted results appears below in the table entitled "Reconciliation of GAAP to Non-GAAP Financial Measures."

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation's largest family footwear retailers, offering a broad assortment of moderately priced dress, casual and athletic footwear for men, women and children with emphasis on national and regional name brands.  As of May 24, 2018, the Company operates 405 stores in 35 states and Puerto Rico, and offers online shopping at www.shoecarnival.com.  Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL.  Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Contact Information

Cliff Sifford
President and Chief Executive Officer, or
W. Kerry Jackson
Senior Executive Vice President, Chief Operating and Financial Officer and Treasurer

7500 East Columbia Street
Evansville, IN 47715
www.shoecarnival.com
(812) 867-6471

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to: general economic conditions in the areas of the continental United States in which our stores are located and the impact of the ongoing economic crisis and hurricane recovery in Puerto Rico on sales at, and cash flows of, our stores located in Puerto Rico; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; our ability to successfully navigate the increasing use of on-line retailers for fashion purchases and the impact on traffic and transactions in our physical stores; our ability to attract customers to our e-commerce website and to successfully grow our e-commerce sales; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; our ability to successfully manage and execute our marketing initiatives and maintain positive brand perception and recognition; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; the impact of unauthorized disclosure or misuse of personal and confidential information about our customers, vendors and employees, including as a result of a cyber-security breach; our ability to manage our third-party vendor relationships; our ability to successfully execute our business strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our business plans; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in, the status of trade relations with, and the impact of changes in trade policies and tariffs impacting, China and other countries which are the major manufacturers of footwear; the impact of regulatory changes in the United States and the countries where our manufacturers are located; the resolution of litigation or regulatory proceedings in which we are or may become involved; our ability to meet our labor needs while controlling costs; the impact of the U.S. Tax Cuts and Jobs Act of 2017; and future stock repurchases under our stock repurchase program and future dividend payments; and other factors described in the Company's SEC filings, including the Company's latest Annual Report on Form 10-K.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.  Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions.  Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
 (Unaudited)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	May 5, 2018	April 29, 2017

Net sales	$257,445	$253,389
Cost of sales (including buying,
distribution and occupancy costs)	180,118	181,233
Gross profit	77,327	72,156
Selling, general and administrative
expenses	60,011	58,929
Operating income	17,316	13,227
Interest income	(2)	(1)
Interest expense	40	42
Income before income taxes	17,278	13,186
Income tax expense	4,323	4,955
Net income	$12,955	$8,231

Net income per share:
Basic	$0.83	$0.48
Diluted	$0.83	$0.48

Weighted average shares:
Basic	15,526	16,814
Diluted	15,528	16,818

Cash dividends declared per share	$0.075	$0.070

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
 (In thousands)
(Unaudited)

	May 5, 2018	February 3, 2018	April 29, 2017

ASSETS
Current Assets:
Cash and cash equivalents	$35,347	$48,254	$25,261
Accounts receivable	3,199	6,270	1,878
Merchandise inventories	295,921	260,500	309,601
Other	13,175	5,562	6,711
Total Current Assets	347,642	320,586	343,451
Property and equipment - net	81,644	86,276	97,323
Deferred income taxes	8,221	8,182	9,769
Other noncurrent assets	408	536	812
Total Assets	$437,915	$415,580	$451,355

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$62,593	$41,739	$70,572
Accrued and other liabilities	24,235	15,045	21,855
Total Current Liabilities	86,828	56,784	92,427
Deferred lease incentives	27,289	29,024	29,625
Accrued rent	9,754	10,132	11,211
Deferred compensation	11,433	11,372	10,597
Other	1,101	966	888
Total Liabilities	136,405	108,278	144,748
Total Shareholders' Equity	301,510	307,302	306,607
Total Liabilities and Shareholders' Equity	$437,915	$415,580	$451,355

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
 (In thousands)
(Unaudited)

	Thirteen Weeks Ended May 5, 2018	Thirteen Weeks Ended April 29, 2017

Cash Flows From Operating Activities
Net income	$12,955	$8,231
Adjustments to reconcile net income to net
cash provided by (used in) operating activities:
Depreciation and amortization	5,633	5,835
Stock-based compensation	1,191	46
Loss on retirement and impairment of assets	52	741
Deferred income taxes	(39)	(169)
Lease incentives	10	467
Other	(2,097)	(1,572)
Changes in operating assets and liabilities:
Accounts receivable	3,071	2,545
Merchandise inventories	(35,421)	(29,955)
Accounts payable and accrued liabilities	25,484	1,144
Other	(2,361)	2,974
Net cash provided by (used in) operating activities	8,478	(9,713)

Cash Flows From Investing Activities
Purchases of property and equipment	(963)	(7,477)
Net cash used in investing activities	(963)	(7,477)

Cash Flows From Financing Activities
Proceeds from issuance of stock	65	89
Dividends paid	(1,169)	(1,169)
Purchase of common stock for treasury	(19,043)	(19,151)
Shares surrendered by employees to pay taxes on restricted stock	(275)	(262)
Net cash used in financing activities	(20,422)	(20,493)
Net decrease in cash and cash equivalents	(12,907)	(37,683)
Cash and cash equivalents at beginning of period	48,254	62,944
Cash and Cash Equivalents at End of Period	$35,347	$25,261

SHOE CARNIVAL, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
 (Unaudited)

Fifty-three Weeks Ended February 3, 2018

Reported net (loss) income per diluted share	$1.15
Gain on insurance proceeds	(0.21)
Non-cash impairment charges	0.21
Additional stock-based compensation expense associated with the Tax Act	0.12
Tax effect of gain on insurance proceeds, non-cash impairment charges and stock-based compensation expense	(0.05)
Additional income tax expense on re-measurement of deferred tax assets and liabilities	0.27
Adjusted diluted earnings per share	$1.49